FOR IMMEDIATE RELEASE
LabCorp Contacts:
Investors: Clarissa Willett – 336-436-5076
Investor@Labcorp.com

Media: Christopher Allman-Bradshaw – 336-436-8263
Media@Labcorp.com

LABCORP IS SCHEDULED TO VIRTUALLY PARTICIPATE AT THE
39TH ANNUAL J.P. MORGAN HEALTHCARE CONFERENCE
BURLINGTON, N.C., Jan. 5, 2021 — Labcorp (NYSE: LH), a leading global life sciences company, today announced that members of the executive management team will participate in a virtual fireside chat at the 39th Annual J.P. Morgan Healthcare Conference on Tuesday, Jan. 12 at 8:20 a.m (EST).
A live webcast of the presentation will be available via the Company website at www.Labcorp.com and archived for replay.
About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and save lives. With over 70,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $11.5 billion in FY2019. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
his press release contains forward-looking statements, including but not limited to statements with respect to the impact of various factors on operating and financial results and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, the impact of the COVID-19 pandemic on our business and financial condition as well as on general economic, business, and market conditions, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, the Company’s satisfaction of regulatory and other requirements, patient safety issues, changes in testing guidelines or recommendations, federal, state, and local governmental responses to the COVID-19 pandemic, adverse results in material litigation matters, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, changes in business conditions and the economy in general, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC.

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